EXHIBIT 4.5


         VOTED: That the amendment to the Reebok International Ltd. 1987
                Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 1,000,000, as set forth in the Proxy Statement dated March 26, 1999, is hereby approved and adopted.